Exhibit 99.1

BUSINESS

Except as expressly indicated or unless the context otherwise requires, the “Company,” “we,” “our” or “us” means Builders FirstSource, Inc. and its subsidiaries, including ProBuild Holdings LLC (“ProBuild”), as of July 31, 2015.

Company Overview

We are a leading supplier of building materials, manufactured components and construction services to professional contractors, sub-contractors, and consumers. Following our acquisition of ProBuild in July 2015, the Company operates approximately 450 locations in 40 states across the United States. We offer an integrated solution to our customers providing manufacturing, supply and installation of a full range of structural and related building products. Our manufactured products include our factory-built roof and floor trusses, wall panels and stairs, vinyl windows, custom millwork and trim, as well as engineered wood that we design, cut, and assemble for each home. We also assemble interior and exterior doors into pre-hung units. Additionally, we supply our customers with a broad offering of professional grade building products not manufactured by us, such as dimensional lumber and lumber sheet goods and various window, door and millwork lines. Our full range of construction-related services includes professional installation, turn-key framing and shell construction, and spans all our product categories.

Our Industry

The residential building products distribution industry is driven by the level of activity in both the U.S. residential new construction market and the U.S. residential repair and remodeling market. Growth within these markets is linked to a number of key factors, including demographic trends, interest rates, employment levels, availability of credit, foreclosure rates, consumer confidence and the state of the economy in general.

The residential building products distribution industry is characterized by several key trends, including greater utilization of pre-fabricated components, an expanding role of the distributor in providing turn-key services and a consolidation of suppliers by homebuilders.

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Prefabricated components: compared to conventional “stick-build” construction where builders cut and assemble lumber at the job site with their own labor, prefabricated components are engineered in an offsite location using specialized equipment and labor. This outsourced task allows for optimal material usage, lower overall labor costs and improved quality of structural elements. In addition, using prefabricated components typically results in faster construction because fabrication can be automated and performed more systematically. As such, we believe there is a long term trend towards the increased use of prefabricated components by homebuilders;

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Turn-key services: many homebuilders have taken a more limited role in the homebuilding process and have outsourced certain key elements of the construction process, including process management, product selection, order input and scheduling and framing and installation. As such, we believe that many homebuilders are increasingly looking to suppliers in the U.S. professional segment (the “Pro Segment”) to perform these critical functions resulting in greater demand for integrated project services; and

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Consolidation of suppliers by homebuilders: we believe that homebuilders are increasingly looking to consolidate their supplier base. Many homebuilders are seeking a more strategic relationship with suppliers that are able to offer a broad range of products and services and, as a result, are allocating a greater share of wallet to a select number of larger, full service suppliers. We believe this trend accelerated during the recent downturn and continues in the current housing market recovery.

Our Customers

We serve a broad customer base ranging from production homebuilders to small custom homebuilders. Our network of 351 strategically-located distribution facilities and 125 component manufacturing and fabrication facilities spans approximately 450 locations. As we consolidate our and ProBuild’s facilities, we expect to close 19 redundant sites (out of 88 overlapping locations). Our  network covers 40 states, which together accounted for approximately 92% of the U.S. single-family housing permits granted in 2014, according to the U.S. Census Bureau. Given the local nature of our business, we have historically and will continue to locate our facilities in close proximity to our key customers and co-locate multiple operations in one facility to improve efficiency.

We have a diversified customer base, ranging from large production homebuilders to small custom homebuilders, as well as multi-family builders, repair and remodeling contractors and light commercial contractors. Our top ten customers are comprised primarily of the largest U.S. homebuilders, including D.R. Horton Inc., Lennar Corp., Hovnanian Enterprises, Inc., Pulte Group, Inc., The Ryland Group, Inc. and Beazer Homes USA.

In addition to the largest production homebuilders, we also service and supply regional and local custom homebuilders. Custom homebuilders require high levels of service; our sales team expects to work very closely with the designers on a day-to-day basis in order to ensure the appropriate products are produced and delivered on time to the building site. To account for these increased service costs, pricing in the industry is tied to the level of service provided and the volumes purchased.

Our Products and Services

We group our building products into six product categories:

•	Lumber & Lumber Sheet Goods. Lumber & lumber sheet goods include dimensional lumber, plywood, and OSB products used in on-site house framing.
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Windows, Door & Millwork. Windows & doors are comprised of the manufacturing, assembly, and distribution of windows and the assembly and distribution of interior and exterior door units. Millwork includes interior trim, exterior trim, columns and posts that we distribute, as well as custom exterior features that we manufacture under the Synboard® brand name.

•	Manufactured Products. Manufactured products consist of wood floor and roof trusses, steel roof trusses, wall panels, stairs, and engineered wood.
•	Gypsum, Roofing & Insulation. Gypsum, roofing, & insulation include wallboard, metal studs and trims, ceilings, joint treatment and finishes, stucco and exteriors.
•	Siding, Metal, and Concrete. Siding, metal, and concrete includes vinyl, composite, and wood siding, other exteriors, and cement.
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Other Building Products & Services. Other building products & services are comprised of products such as cabinets and hardware as well as services such as turn-key framing, shell construction, design assistance, and professional installation spanning the majority of our product categories.

We compete in a fragmented marketplace. Our integrated approach and scale allow us to compete effectively through our comprehensive product lines, prefabricated components and value-added services combined with the knowledge of our integrated sales forces to enable our homebuilder customers to complete construction more quickly, with higher quality and at a lower cost. While we expect these benefits to be particularly valuable to our customers in market environments characterized by labor shortages, sourcing challenges or sharply rising demand for new homes, we expect such benefits will also be increasingly valued and demanded by our customers operating under normal market conditions.

Segment Information

As a result of our reorganization following the ProBuild acquisition, we have nine operating segments aligned with the nine geographical regions in which we operate (Regions 1 through 9). While all of our operating segments have a similar nature of products, distribution methods and customers, certain of our operating segments have been aggregated because they also contain similar economic characteristics, resulting in the following composition of reportable segments:

•	Regions 1 and 2 have been aggregated to form the "Northeast" reportable segment
•	Regions 3 and 5 have been aggregated to form the "Southeast" reportable segment
•	Regions 4 and 6 have been aggregated to form the "South" reportable segment
•	Regions 7, 8 and 9 have been aggregated to form the "West" reportable segment

In addition to our reportable segments, our consolidated results include corporate overhead, other various operating activities that are not internally allocated to a geographical region nor separately reported to our chief operating decision maker, and certain reconciling items primarily related to allocations of corporate overhead and rent expense, which we collectively present as “All Other”.  The accounting policies of the segments are consistent with the accounting policies described in the Notes to Consolidated Financial Statements included in our Form 10-K, except for noted reconciling items.

The following tables present Net sales, Income (loss) from continuing operations before income taxes and certain other measures for the reportable segments, reconciled to consolidated total continuing operations, for the periods indicated (in thousands):

	Three months ended September 30, 2015
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$238,329	$1,457	$2,589	$13,553
Southeast	290,407	1,664	4,187	7,360
South	360,636	4,077	5,236	14,951
West	353,394	2,327	2,595	21,200
Total reportable segments	1,242,766	9,525	14,607	57,064
All other	33,297	14,328	31,398	(64,828)
Total consolidated	$1,276,063	$23,853	$46,005	$(7,764)

	Nine months ended September 30, 2015
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$350,238	$1,983	$4,298	$17,190
Southeast	631,409	3,163	10,435	10,694
South	682,923	7,180	12,706	17,897
West	353,395	2,327	2,595	21,200
Total reportable segments	2,017,965	14,653	30,034	66,981
All other	90,605	15,982	36,151	(78,344)
Total consolidated	$2,108,570	$30,635	$66,185	$(11,363)

	Three months ended September 30, 2014
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$63,825	$256	$931	$2,134
Southeast	184,791	673	3,090	2,905
South	153,289	780	3,248	2,321
West	—	—	—	—
Total reportable segments	401,905	1,709	7,269	7,360
All other	33,002	682	(876)	1,832
Total consolidated	$434,907	$2,391	$6,393	$9,192

	Nine months ended September 30, 2014
Reportable segments	Net Sales	Depreciation & Amortization	Interest	Income (loss) from continuing operations before income taxes
Northeast	$179,668	$820	$2,794	$3,255
Southeast	512,444	2,080	8,983	3,887
South	422,617	1,641	9,455	4,162
West	—	—	—	—
Total reportable segments	1,114,729	4,541	21,232	11,304
All other	92,630	1,872	493	5,344
Total consolidated	$1,207,359	$6,413	$21,725	$16,648

Asset information by segment is not reported internally or otherwise reviewed by our chief operating decision maker nor do we earn revenues or have long-lived assets located in foreign countries. Our net sales by product category for the periods indicated were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Lumber & lumber sheet goods	$414,662	$152,429	$690,080	$432,715
Windows, doors & millwork	279,336	136,789	546,006	372,284
Manufactured products	222,097	91,263	405,414	253,710
Gypsum, roofing & insulation	110,037	12,647	133,810	34,975
Siding, metal & concrete products	113,243	11,656	135,381	30,844
Other building products & services	136,688	30,123	197,879	82,831
Net sales	$1,276,063	$434,907	$2,108,570	$1,207,359

Manufacturing

Our manufacturing facilities have historically and will continue to utilize the latest technology and the highest quality materials to improve product quality, increase efficiency, reduce lead times and minimize production errors. We have historically and will continue to manufacture products within three of our product categories: prefabricated components, millwork and windows and doors.

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Prefabricated components—trusses and wall panels. Truss and wall panel production has two steps–design and fabrication. Each house requires its own set of designed shop drawings, which vary by builder type: production versus custom builders. Production builders use prototype house plans as they replicate houses. These house plans may be minimally modified to suit individual customer demand. The number of changes made to a given prototype house, and the number of prototype houses used, varies by builder and their construction and sales philosophy. We maintain an electronic master file of trusses and wall panels for each builder’s prototype houses. There are three primary benefits to master filing. First, master filing is cost effective as the electronic master file is used rather than designing the components individually each time the prototype house is built. Second, it improves design quality as a house’s design is based on the proven prototype except for any minor builder modifications. Third, master filing allows us to change one file and update all related prototype house designs automatically as we improve the design over time or as the builder modifies the base prototype house. We do not maintain a master file for custom builders who do not replicate houses, as it is not cost effective. For these builders, the components are designed individually for each house.

After we design shop drawings for a given house, we download the shop drawings into a proprietary software system to review the design for potential errors and to schedule the job for production. The fabrication process begins by cutting individual pieces of lumber to required lengths in accordance with the shop drawings. We download the shop drawings from our design department to computerized saws. We assemble the cut lumber to form roof trusses, floor trusses or wall panels and store the finished components by house awaiting shipment to the job site.

We generate fabrication time standards for each component during the design step. We use these standards to measure efficiency by comparing actual production time with the calculated standard. Each plant’s performance is benchmarked by comparing efficiency across plants.

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Prefabricated components—engineered wood. As with trusses and wall panels, engineered wood components have a design and fabrication step. We design engineered wood floors using a master filing system similar to the truss and wall panel system. Engineered wood beams are designed to ensure the beam will be structurally sound in the given application. After the design phase, a printed layout is generated. We use this layout to cut the engineered wood to the required length and assemble all of the components into a house package. We then install the components on the job site. We design and fabricate engineered wood at many of our distribution locations.

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Prefabricated components—stairs. We manufacture box stairs at some of our locations. After a house is framed, our salesman takes measurements at the job site prior to manufacturing to account for any variation between the blueprints and the actual framed house. We fabricate box stairs based on these measurements.

•	Custom millwork. Our manufactured custom millwork consists primarily of synthetic exterior trim, custom windows, features and box columns that we sell under our Synboard brand name.

We sand, cut, and shape sheets of 4 foot by 18 or 20 foot Celuka-blown, extruded PVC, or Synboard, to produce the desired product. We produce exterior trim boards by cutting the Synboard into the same industry-standard dimensions used for wood-based exterior trim boards. We form exterior features by assembling pieces of Synboard and other PVC-based moldings that have been cut, heated and bent over forms to achieve the desired shape. For custom windows, we build the frame from Synboard and glaze the glass into place. We fabricate box columns from sections of PVC that are cut on a 45 degree angle and mitered together.

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Windows. We manufacture a full line of traditional  vinyl windows at an approximately 200,000 square foot manufacturing facility located in Houston, Texas. The process begins by purchasing  vinyl lineal extrusions. We cut these extrusions to size and join them together to form the window frame and sash. We then purchase sheet glass and cut it to size. We combine two pieces of identically shaped glass with a sealing compound to create a glass unit with improved insulating capability. We then insert the sealed glass unit and glaze it into the window frame and sash. The unit is completed when we install a balance to operate the window and add a lock to secure the window in a closed position.

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Pre-hung doors. We pre-hang interior and exterior doors at many of our locations. We insert door slabs and pre-cut door jambs into a door machine, which bores holes into the doors for the door hardware and applies the jambs and hinges to the door slab. We then apply the casing that frames interior doors at a separate station. Exterior doors do not have a casing, and instead may have sidelights applied to the sides of the door, a transom attached over the top of the door unit and a door sill applied to the threshold.

Our Strategy

We intend to pursue the following strategies to increase our sales and profitability.

Utilize our competitive strengths to capitalize on housing market recovery and growth

As the U.S. housing market recovery develops, we intend to increase sales through our scale, product portfolio and structural efficiencies. Our Pro Segment homebuilding customers continue to emphasize the importance of competitive pricing, a broad product portfolio, sales force knowledge, on-site services and overall “ease-of-use” of their building products suppliers. Our comprehensive historical product offering, which we believe is already one of the broadest in the industry, experienced sales force and talented senior management team position us well to capitalize on strong demand in the new home construction market as well as the repair and remodel segment. Our acquisition of ProBuild further developed the suite of products and services we provide to our customers, in addition to substantially expanding our national footprint. This comprehensive network of products, services and facilities provides a platform which we believe enhances our “one-stop-shop” strategy and more evenly distributes and promotes additional “pull through” of our value-added products. We believe that homebuilders will continue to place an increased value on these capabilities, which will further differentiate us from our competitors.

Execute on identified cost saving strategies across platform

Over the course of 32 prior acquisitions since 1998, our management has historically shown the capability to effectively and efficiently integrate newly acquired businesses, ramping up productivity and driving value. These capabilities are crucial, in particular in connection with our acquisition of ProBuild, which we believe can result in annual cost savings of $100 to $120 million thereafter. One-time costs to achieve the cost savings are estimated to be $90 to $100 million. As with previous acquisitions, we will look to leverage our established operational platform, take advantage of current vendor relationships and implement best-in-class procurement and distribution IT systems. We believe these initiatives will result in a substantial increase in free cash flow that we expect will be used to pay down debt, as well as reinvest in our Company to drive future growth.

Maximize our share of wallet with individual customers across our service areas

We believe that Pro Segment customers will continue to consolidate the number of supplier relationships they utilize in the future. As a result, this will create the opportunity to win a greater share of wallet for remaining suppliers. By focusing on and developing our differentiated “one-stop-shop” strategy, we will be able to offer a complete array of products and services that would otherwise need to be sourced from various distributors. Additionally, as the only national distributor of building products, we will be capable of providing customers with a consistent partner on projects regardless of where they are located. This operational platform often will make us a preferred distributor relationship for large scale national homebuilders while still providing value to local and custom homebuilders looking for assistance with product selection, on-site installation and project management.

Continue to leverage our strategic vendor relationships

Our acquisition of ProBuild made us the largest distributor in the Pro Segment. We believe we will be able to leverage this size and our strong homebuilder relationships to provide our vendors access to a large customer base. We believe that our size, purchasing power and strong financial position will allow us to negotiate favorable pricing (including back-end rebates), savings in procurement costs and to receive a higher priority with our vendors when product supply is limited. We strive to continually enhance our role as a preferred partner for vendors and our size, strong liquidity position and access to capital markets is expected to mitigate natural credit concerns. This will minimize the significant resources that vendors would otherwise have to invest to monitor the credit worthiness of a large number of smaller customers. Furthermore, our broad product portfolio, which, we believe, includes a wide variety of higher-margin specialty products, will enhance our preferred partner status. This preferred status enables us to participate in mutually beneficial joint marketing programs with our vendors. These incremental efficiencies in procurement provide an opportunity to pass on additional value to our customers.

Optimize cash flow and cash flow conversion with highly scalable cost structure

Through the downturn we focused on standardizing processes and technology-based workflows to minimize costs, streamline our operations and enhance working capital efficiency. Significant investments in our technology infrastructure and reengineering of our business processes enabled us to centralize many corporate and field tasks. This standardization helps to optimize our cost structure, allows our centralized operating team to make better purchasing and pricing decisions based on an accurate, up-to-the-minute understanding of costs and trends, facilitates more stable gross margins and enables us to redeploy capital more strategically. Following the integration of ProBuild, we expect to have improved working capital management practices. We believe that these efficiencies will drive enhanced profit margins and cash flow conversion across our entire platform as we continue to grow with improving market conditions.

 Sales and Marketing

We have historically and will continue to seek to attract and retain customers through exceptional customer service, leading product quality, broad product and service offerings, and competitive pricing. This strategy is centered on building and maintaining strong customer relationships rather than traditional marketing and advertising. We strive to add value for the homebuilders through shorter lead times, lower material costs, faster project completion and higher quality. By executing this strategy, we believe we will continue to generate new business.

Our experienced, locally focused sales force has historically been and will continue to be at the core of our sales effort. This sales effort involves deploying salespeople who are skilled in housing construction to meet with a homebuilder’s construction superintendent, local purchasing agent, or local executive with the goal of becoming their primary product supplier. If selected by the homebuilder, the salesperson and his or her team review blueprints for the contracted homes and advise the homebuilder in areas such as opportunities for cost reduction, increased energy efficiencies, and regional aesthetic preferences. Next, the team determines the specific package of products that are needed to complete the project and schedules a sequence of site deliveries. Our large delivery fleet and comprehensive inventory management system enable us to provide “just-in-time” product delivery, ensuring a smoother and faster production cycle for the homebuilder. Throughout the construction process, the salesperson makes frequent site visits to ensure timely delivery and proper installation and to make suggestions for efficiency improvements. We believe this level of service is highly valued by our customers and generates significant customer loyalty. At September 30, 2015, we employed approximately 1,550 sales representatives, who are typically paid a commission based on gross margin dollars collected and work with approximately 2,000 sales coordinators and product specialists.

Backlog

Due to the nature of our business, backlog information is not meaningful. While our customers may provide an estimate of their future needs, in most cases we do not receive a firm order from them until just prior to the anticipated delivery dates. Accordingly, in many cases the time frame from receipt of a firm order and shipment does not exceed a few days.

Materials and Supplier Relationships

We purchase inventory primarily for distribution, some of which is also utilized in our manufacturing plants. The key materials we purchase include dimensional lumber, plywood, OSB, engineered wood, windows, doors, and millwork. Our largest suppliers are national lumber and wood products producers and distributors such as Boise Cascade Company, U.S. Lumber Group, Canfor Corporation, Georgia-Pacific Building Products, BlueLinx Holdings Inc. and Weyerhaeuser Company and building products manufacturers such as Masonite International Corporation, M I Windows and Doors, Inc., Gilman Building Products and Norbord, Inc. We believe there is sufficient supply in the marketplace to competitively source most of our requirements without reliance on any particular supplier and that our diversity of suppliers affords us purchasing flexibility. Due to our centralized oversight of purchasing and our large lumber and OSB purchasing volumes, we believe we are better able to maximize the advantages of both our, and our suppliers’, broad footprints and negotiate purchases in multiple markets to achieve more favorable contracts with respect to price, terms of sale, and supply than our regional competitors. Additionally, for certain customers, we institute purchasing programs on raw materials such as OSB to align portions of our procurement costs with our customer pricing commitments. We balance our lumber and OSB purchases with a mix of contract and spot market purchases to ensure consistent quantities of product necessary to fulfill customer contracts, to source products at the lowest possible cost, and to minimize our exposure to the volatility of commodity lumber prices.

We currently source products from approximately 3,500 suppliers in order to reduce dependence on any single company and to maximize purchasing leverage. Although no purchases from any single supplier represented more than 10% of our total materials purchases for the year ended December 31, 2014, we believe we are one of the largest customers for many suppliers, and therefore have significant purchasing leverage. This leverage increased for us following the consummation of the acquisition of ProBuild. We have found that using multiple suppliers ensures a stable source of products and the best purchasing terms as the suppliers compete to gain and maintain our business.

We have historically and expect to continue to maintain strong relationships with our suppliers and we believe opportunities exist to improve purchasing terms in the future, including inventory storage or “just-in-time” delivery to reduce our inventory carrying costs. We will continue to pursue additional procurement cost savings and purchasing synergies which would further enhance our margins and cash flow.

Competition

We have historically and will continue to compete in the Pro Segment of the U.S. building products distribution industry. We have and will continue to experience competition for homebuilder business due to the highly fragmented nature of the Pro Segment. Most of our competitors in the Pro Segment are small, privately held local businesses. Most of these companies have limited access to capital and lack sophisticated information technology systems and large-scale procurement capabilities. We believe we have substantial competitive advantages over these smaller competitors due to our long-standing customer relationships, local market knowledge and competitive pricing. Our largest competitors in our markets include 84 Lumber Co., which is privately held, as well as Stock Building Supply, which is publicly held.

Our customers primarily consist of professional homebuilders and those that provide construction services to them, with whom we have developed strong relationships. The principal methods of competition in the Pro Segment are the development of long-term relationships with professional builders and retaining such customers by delivering a full range of high-quality products on time and offering trade credit, competitive pricing, flexibility in transaction processing, and integrated service and product packages, such as turn-key framing and shell construction, as well as prefabricated components and installation. Our leading market positions in the highly competitive Pro Segment will, we expect, create economies of scale that will allow us to cost-effectively supply our customers, enhancing profitability and reducing the risk of losing customers to competitors.

Employees

At September 30, 2015, we employed approximately 14,000 employees. Approximately 2% of the workforce at ProBuild are members of nine different unions. None of the workforce at our legacy Company was unionized. We believe that we have good relations with our employees.

Information Technology Systems

Our operations are dependent upon our information technology systems, which encompass all of our major business functions. Historically our primary enterprise resource planning (“ERP”) system, which we use for operations representing approximately 60% of our sales, has been a proprietary system that has been highly customized by our computer programmers. The system has been designed to operate our businesses in a highly efficient manner. The materials required for thousands of standard builder plans are stored by the system for rapid quoting or order entry. Hundreds of price lists are maintained on thousands of SKUs, facilitating rapid price changes in a changing product cost environment. A customer’s order can be tracked at each stage of the process and billing can be customized to reduce a customer’s administrative costs and speed payment.

Historically we have used a single financial reporting system that has been highly customized for our business. Consolidated financial, sales and workforce reporting is integrated using Hyperion Business Intelligence system, which aggregates data from our ERP systems along with workforce information from our third-party payroll administrator. This technology platform provides management with robust corporate and location level performance management by leveraging standardized metrics and analytics allowing us to plan, track and report performance and compensation measures.

We have developed a proprietary program for use in our component plants. This software reviews product designs for errors, schedules the plants and provides the data used to measure plant efficiency. In addition, we have purchased several software products that have been integrated with our primary ERP system. These programs assist in analyzing blueprints to generate material lists and in purchasing lumber products at the lowest cost.

ProBuild currently maintains multiple ERP systems to manage its operations. We expect to integrate ProBuild’s systems with ours over time. We expect the integration of our information technology systems with those of ProBuild to be a multi-year process. Our initial area of focus will be where we have operations within the same geographic market. Once overlapping markets have been addressed, we will begin integration of the broader geographic footprint of our Company. Our strategy will include evaluating systems currently being used by both the Company and ProBuild, but will also consider new third-party systems as deemed necessary.

Seasonality and Other Factors

Our first and fourth quarters have historically been, and are generally expected to continue to be, adversely affected by weather causing reduced construction activity during these quarters. In addition, quarterly results historically have reflected, and are expected to continue to reflect, fluctuations from period to period arising from the following:

•	the volatility of lumber prices;
•	the cyclical nature of the homebuilding industry;
•	general economic conditions in the markets in which we compete;
•	the pricing policies of our competitors;
•	the production schedules of our customers; and
•	the effects of the weather.

The composition and level of working capital typically change during periods of increasing sales as we carry more inventory and receivables. Working capital levels typically increase in the second and third quarters of the year due to higher sales during the peak residential construction season. These increases have in the past resulted in negative operating cash flows during this peak season, which historically have been financed through available cash and our borrowing availability under credit facilities. Collection of receivables and reduction in inventory levels following the peak building and construction season have in the past positively impacted cash flow.